Exhibit 10.2

2014 EXECUTIVE PERFORMANCE BONUS PLAN

Purpose

Pursuant to the authority granted under CombiMatrix Corporation Compensation Committee Charter, the Compensation Committee (the “Committee”) of CombiMatrix Corporation (the “Company” or “our”) has adopted this 2014 Executive Performance Bonus Plan (the “Plan”) effective as of January 1, 2014.  The purpose of this Plan is to motivate executives to achieve the Company’s objectives and to minimize turnover for participants.  The Plan is intended to permit the payment of bonuses that qualify as performance-based compensation under Internal Revenue Code Section 162(m).

Structure

The performance bonus shall be tied to the achievement of our 2014 net revenue target as determined by the Committee.

The following table illustrates the target bonus amount for the Eligible Executives based on the level of achievement of our 2014 revenue targets, inclusive and excluding revenue targets from partnerships.  The target range is between 90% - 150% of the 2014 revenue target.  Anything below 90% will not qualify for bonus payout; anything above 150% will be paid out at that level.

CEO:		CFO/CMO:
% of		% of
Budgeted		Budgeted
Revenues	Bonus	Revenues	Bonus
Achieved	Amount	Achieved	Amount
90%	$77,500	90%	$55,000

100%	$155,000	100%	$110,000

110%	$180,000	110%	$135,000

130%	$240,000	130%	$190,000

150%	$270,000	150%	$220,000

There shall be no pro rata increase in bonus payout between the 90% and 100% target level achieved, but that bonus payments will be computed on a pro rata basis between 101% and 150% of the target achieved, which shall be the cap for the bonus plan.

Eligible Executives

The following executives are eligible for this program:

Mark McDonough, CEO

Scott Burell, CFO

R. Weslie Tyson, MD, CMO (starting upon commencement of employment)

Payments

In order to receive a bonus, the participant must be employed by CombiMatrix or CombiMatrix Diagnostics at the time bonuses are distributed.  The bonus calculations will occur once the Company’s auditors have completed their annual audit and the revenue numbers are known, and will be paid out within seventy-five days following December 31, 2014.

The following schedule provides an example of what the payouts would be based on the Company achieving 100% of the budgeted revenue target, inclusive and exclusive of revenues from partnerships:

	% of
	Budgeted
	Revenues	Bonus
Participant	Achieved	Amount
Mark McDonough, CEO	100%	$155,000

Scott R. Burell, CFO	100%	$110,000

W. Weslie Tyson, CMO	100%	$110,000

In the event the Company achieved 150% of the revenue target or above (inclusive of revenues from partnerships), the maximum potential payouts would be:

	% of
	Budgeted	Bonus
Participant	Revenues	Amount
Mark McDonough, CEO	150%	$270,000

Scott R. Burell, CFO	150%	$220,000

W. Weslie Tyson, CMO	150%	$220,000

The Compensation Committee retains the latitude to adjust, or eliminate the award, due to unforeseen circumstances.  In order to obtain approval by the Compensation Committee for payout of bonuses under the Plan, gross margins, expense ratios, cash burn targets and cash collections need to be generally comparable to those defined in the 2014 consolidated budget.  The Committee wishes to encourage management and will not withhold approval, if there is substantial performance improvement during 2014.

Respectfully submitted,

THE COMPENSATION COMMITTEE

CombiMatrix Corporation